NEURALSTEM, INC.

2005 Stock Plan

Amended and Restated on [_____], 2007

1. Purpose. This 2005 Stock Plan (the "Plan") is intended to provide incentives to directors, officers, employees and consultants of Neuralstem, Inc. (the "Company") by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as "incentive stock options" under Section 422, hereinafter referred to as an “ISO”) (b) of the Internal Revenue Code of 1986 as amended (the "Code") ("Non-Qualified Option" or "Non-Qualified Options"). Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options" and sometimes referred to as "Stock Rights".

2. Administration of the Plan.

A. Board. The Plan shall be administered by the Board of Directors. (i)The Board shall have the authority to determine (from among the class of individuals and entities eligible under Paragraph 3 to receive Non-Qualified Options) to whom Non-Qualified Options may be granted; (ii) determine the time or times at which Options may be granted; (iii) determine the option price of shares subject to each Option, which price shall not be less than the minimum price specified in Paragraph 6; (iv) determine (subject to Paragraph 7) the time or times when each Option shall become exercisable and the duration of the exercise period; (v) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options and the nature of such restrictions, if any, and (vi) interpret the Plan and prescribe and rescind rules and regulations relating to it. If the Board determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary, under Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Board of any provisions of the Plan or of any Stock Right granted under it shall be final. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

B. Grant of Stock Rights to Board Members. Stock Rights may be granted to members of the Board. All grants of Stock Rights to members of the Board shall in all respects be made in accordance with the provisions of this Plan applicable to other eligible persons. Members of the Board who are either (i) eligible for Stock Rights pursuant to the Plan or (ii) have been granted Stock Rights may vote on any matters affecting the administration of the Plan or the grant of any Stock Rights pursuant to the Plan, except that no such member shall act upon the granting to himself of Stock Rights, but any such member may be counted in determining the existence of a quorum at any meeting of the Board, during which action is taken with respect to the granting to him of Stock Rights.

3. Eligible Employees and Others. Non-Qualified Options, may be granted to any employee, officer or director (whether or not also an employee) or consultant of the Company. Granting of any Stock Right to any individual shall neither entitle that individual, nor disqualify him from, participation in any other grant of Stock Rights.

4. Stock. The stock subject to Options shall be authorized but unissued shares of Common Stock of the Company (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is Four Million (4,000,000), subject to adjustment as provided in Paragraph 11. All such shares shall be issued as Non-Qualified Options, so long as the number of shares so issued does not exceed such number, as adjusted. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable, the unpurchased shares subject to such Options and any unvested shares so reacquired by the Company shall again be available for grants of Stock Rights under the Plan.

5. Granting of Stock Rights. Stock Rights may be granted under the Plan at any time after July 27, 2005 and prior to July 27, 1, 2010. The date of grant of a Stock Right under the Plan will be the date specified by the Board at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Board acts to approve the grant.

6. Minimum Option Price.

A. Price for Non-Qualified Options. The exercise price per share specified in the agreement relating to each Non-Qualified Option granted under the Plan shall in no event be less than the fair market value per share of Common Stock on the date of such grant.

B. Determination of Fair Market Value. If, at the time an Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the date such Option is granted and shall mean (i) the average (on the date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the NASDAQ National Market List, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market List. However, if the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall be deemed to be the fair market value of the Common Stock as determined by the Board after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

7. Option Duration. Each Option shall expire on the date specified by the Board, but not more than ten years and one day from the date of grant.

8. Exercise of Option. Subject to the provisions of Paragraphs 9 and 10, each Option granted under the Plan shall be exercisable as follows:

A. Vesting. The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Board may specify.

B. Full Vesting of Installments. Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Board.

C. Partial Exercise. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

D. Acceleration of Vesting. The Board shall have the right to accelerate the date of the exercise of any installment of any Option. In addition, in the event of the merger or consolidation of the Company with another corporation, whether or not the Company is the surviving corporation, or a transaction whereby a majority of the stock of the Company is owned by a person or entity not a stockholder on the date an Option is granted, the date of exercise of an installment shall be accelerated.

9. Assignability. No Option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution, and, during the lifetime of the optionee each Option, shall be exercisable only by him.

10. Terms and Conditions of Options. Options shall be evidenced by instruments (which need not be identical) in such forms as the Board may from time to time approve. Such instruments shall conform to the terms and conditions set forth in Paragraphs 6 through 9 hereof and may contain such other provisions as the Board deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options. In granting any Non-Qualified Option, the Board may specify that such Non-Qualified Option shall be subject to the restrictions or to such termination and cancellation provisions as the Board may determine. The Board may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all actions necessary or advisable from time to time to carry out the terms of such instruments.

11. Adjustments. Upon the occurrence of any of the following events, an optionee's rights with respect to Options granted to him hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company relating to such Option. If the shares of common stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, whether through reorganization, recapitalization, share split-up, combination of shares, merger, or consolidation, there shall be substituted for each share of common stock of the Company then subject to the Option, the number and kinds of shares or other securities into which each such outstanding share of common stock is so changed or for which each such share is exchanged.

In the event of the proposed dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Board.

Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

No fractional shares shall be issued under the Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

If any person or entity owning restricted Common Stock obtained by exercise of a Stock Right made hereunder receives shares or securities or cash in connection with a corporate transaction described above as a result of owning such restricted Common Stock, such shares or securities or cash shall be subject to all of the conditions and restrictions applicable to the restricted Common Stock with respect to which such shares or securities or cash were issued, unless otherwise determined by the Board.

12. Means of Exercising Stock Rights. A Stock Right (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address. Such notice shall identify the Stock Right being exercised and specify the number of shares as to which such Stock Right is being exercised, accompanied by full payment of the purchase price therefor either (i) by tendering, by either actual delivery of shares or by attestation, shares of Stock already owned by the Optionee valued at its Fair Market Value on the date of exercise (if such Stock has been owned by the Participant for at least six months) or (ii) by electing to have the Company retain Stock which would otherwise be issued on exercise of the Option, valued at its Fair Market Value on the date of exercise (“cashless exercise”) or (iii) or by way of net cash exercise, or by a combination of the forgoing. The holder of a Stock Right shall not have the rights of a shareholder with respect to the shares covered by his Stock Right until the date of issuance of a Stock certificate to him for such shares. Except as expressly provided above in Paragraph 11 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

13. Term and Amendment of Plan. This Plan was adopted by the Board on July 27, 2005, subject to approval of the Plan by the stockholders of the Company at the next Meeting of Stockholders or, in lieu thereof, by written consent. The Plan shall expire at the end of the day on July 26, 2010 (except as to Options outstanding on that date). Subject to the provisions of Paragraph 5 above, Stock Rights may be granted under the Plan prior to the date of stockholder approval of the Plan. The Board may terminate or amend the Plan in any respect at any time, except that, without the approval of the stockholders obtained within 12 months before or 12 months after the Board adopts a resolution authorizing any of the following actions: (a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to Paragraph 11); and (b) the expiration date of the Plan may not be extended. Except as otherwise provided in this Paragraph 13, in no event may action of the Board or stockholders alter or impair the rights of a grantee, without his consent, under any Stock Right previously granted to him.

14. Application of Funds. The proceeds received by the Company from the sale of shares pursuant to Options granted and Purchases authorized under the Plan shall be used for general corporate purposes.

15. Governmental Regulation. The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

16. Withholding of Additional Income Taxes. Upon the exercise of a Non-Qualified Option, the Company, in accordance with Section 3402 (a) of the Code, may require the optionee, to pay additional withholding taxes in respect of the amount that is considered compensation includible in such person's gross income. The Board in its discretion may condition (i) the exercise of an Option, on the grantee's payment of such additional withholding taxes.

17. Governing Law; Construction. The validity and construction of the Plan and the instruments evidencing Stock Rights shall be governed by the laws of the State of Delaware, or the laws of any jurisdiction in which the Company or its successors in interest may be organized. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.